Exhibit 10.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of
Federal Life Insurance Company (Mutual):
We consent to the use in the Registration Statement on Form N-4 of our report dated February 23, 2007 with respect to the statement of assets and liabilities of Federal Life Variable Annuity Account A (comprising, respectively, Vanguard Wellesly Income Fund, Vanguard Long-Term Corporate Fund, Vanguard Windsor Fund, Vanguard Wellington Fund, Vanguard Morgan Growth Fund and Vanguard Prime Money Market Fund) as of December 31, 2006, and the related statement of operations and changes in net assets for the year then ended, appearing in the Statement of Additional Information, which is part of the Registration Statement, and to the reference to our firm under the heading “Experts” in the Statement of Additional Information. Our audit report dated February 23, 2007 states that the financial statements of Federal Life Variable Annuity Account A as of and for the year ended December 31, 2005 were audited by other auditors whose report dated February 7, 2006 expressed an unqualified opinion on those financial statements. Our audit report states that, in our opinion, the financial statements referred to above and the accompanying selected unit value data present fairly, in all material respects, the financial position of each of the respective funds constituting the Federal Life Variable Annuity Account A as of December 31, 2006, and the results of its operations and changes in its net assets for the year then ended, and the selected unit value data for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
/s/ Blackman Kallick Bartelstein, LLP
Chicago, Illinois
November 9, 2007